Exhibit 99.1

PC Connection, Inc. (PCCC) to Release Third Quarter 2010 Results

Company Provides Third Quarter Update

MERRIMACK, N.H.--(BUSINESS WIRE)--October 22, 2010--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, will release its third quarter 2010 operating results after close of market on Tuesday, November 2, 2010. At 5:00 p.m. ET on that date, management will review these results during their quarterly conference call.

The Company will report a 32% increase in net sales, and a nearly 200% increase in earnings year over year for the three months ended September 30, 2010. Net sales were $533 million for the quarter, compared to $403 million for the three months ended September 30, 2009. Each of its three major business segments achieved double-digit year-over-year revenue growth, with the enterprise/large account segment growing over 50%. The Company will report net income in the range of $8.0 million to $8.6 million for the quarter, or $.30 to $.32 per share, compared to $2.9 million, or $.11 per share for the corresponding prior year quarter.

To access the Company’s conference call on November 2, 2010, please dial 888-734-0359 (US) or 678-809-1073 (International). The conference call will be available in listen-only mode to the general public on a live webcast on the Company’s website at http://ir.pcconnection.com. To access the replay of the call, please dial 800-642-1687 or 706-645-9291 and enter the access code 89967000.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, operates through four sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., and PC Connection Express, Inc., headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, and Portsmouth, NH, respectively. All four companies can deliver custom-configured computer systems overnight from PC Connection Services’ ISO 9001:2000 certified technical configuration lab at its distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 180,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

PC Connection Express, Inc. (888-800-0323) is a rapid-response provider of computer products and consumer electronics to home, home office, and small office users. Customers can purchase the best-known brands in the industry online at www.pcconnectionexpress.com or order by calling a trained sales specialist. The subsidiary includes the MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2010. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller